Exhibit 99.2

TRANSLATION FROM THE FRENCH VERSION FOR INFORMATION

PURPOSES ONLY

PUBLIC BUY-OUT OFFER

FOLLOWED BY A SQUEEZE-OUT

RELATING TO THE SHARES AND BONDS CONVERTIBLE INTO

NEW SHARES OR EXCHANGEABLE FOR EXISTING SHARES

(OCEANES) OF THE COMPANY

INITIATED BY

NOKIA CORPORATION

PRESENTED BY

INFORMATION RELATING, IN PARTICULAR, TO THE LEGAL, FINANCIAL AND ACCOUNTING

CHARACTERISTICS OF NOKIA CORPORATION

This document regarding the other information of Nokia Corporation (“Nokia”) has been filed with the Autorité des marchés financiers (the “AMF”) on September 20, 2016, in accordance with the provisions of Article 231-28 of the AMF general regulation and the AMF Instruction No. 2006-07 of July 25, 2006 relating to the public tender offer. This document was prepared by and is the responsibility of Nokia.

This document complements the joint offer document regarding the public buy-out offer followed by a squeeze-out made by Nokia with respect to the shares and OCEANEs of Alcatel Lucent and approved by the AMF on September 20, 2016, under number 16-438, pursuant to a clearance decision on the same date (the “Joint Offer Document”).

Copies of this document and the Joint Offer Document are available on the websites of Nokia (www.nokia.com) and the AMF (www.amf-france.org), and may be obtained free of charge from:

Nokia Karaportti 3 FI-02610 Espoo Finland	Société Générale CORI/COR/FRA 75886 Paris Cedex 18 France

A press release will be issued no later than the day preceding the opening of the public buy-out offer in accordance with the provisions of Articles 231-28 and 221-3 of the AMF general regulation in order to inform the public of the conditions in which this document will be made available

TABLE OF CONTENTS

1.	PREAMBLE			1
2.	GENERAL INFORMATION ON NOKIA			2
	2.1	General information on Nokia		2
		2.1.1	Company name	2
		2.1.2	Domicile	2
		2.1.3	Legal form and nationality	3
		2.1.4	Registered office and term	3
		2.1.5	Corporate purpose	3
		2.1.6	Financial year	3
	2.2	General information regarding the equity capital of Nokia		3
		2.2.1	Share capital	3
		2.2.2	Voting rights, rights and obligations attached to the shares	3
		2.2.3	Ownership of the share capital – controlling shareholder	3
		2.2.4	Securities/rights giving access to share capital	4
		2.2.5	Listing of the shares of Nokia	4
3.	MANAGEMENT AND STATUTORY AUDITORS OF THE OFFEROR			4
	3.1	Corporate and management bodies of Nokia		4
	3.2	Statutory auditors		6
4.	SUBSIDIARIES AND AFFILIATES			6
5.	DESCRIPTION OF NOKIA’S ACTIVITIES			6
	5.1	Main activities		6
		5.1.1	Nokia’s Networks business	7
		5.1.2	Nokia Technologies	7
	5.2	Exceptional events and material litigation		7
	5.3	Employees		7
6.	INFORMATION ON THE ACCOUNTING AND FINANCIAL POSITION OF THE OFFEROR			8
	6.1	Selected financial information		8
7.	PERSONS RESPONSIBLE FOR THIS DOCUMENT			9
ANNEXE A				10
	AUDITED CONSOLIDATED ACCOUNTS OF NOKIA AS OF DECEMBER 31, 2015 (EXCLUDING NOTES)			10
	• Consolidated statement of financial position			10
	• Consolidated income statement			11
	• Consolidated statement of comprehensive income			12
	• Consolidated statement of cash flows			13
ANNEXE B				14
	UNAUDITED CONSOLIDATED ACCOUNTS OF NOKIA AS OF JUNE 30, 2016 (EXCLUDING NOTES)			14
	• Consolidated statement of financial position, reported (condensed, unaudited)			14
	• Consolidated income statement (condensed, unaudited)			15
	• Consolidated statement of comprehensive income (condensed, unaudited)			16
	• Consolidated statement of cash flows, reported (condensed, unaudited)			17

1.	PREAMBLE

This document is established, in accordance with the provisions of Article 231-28 of the AMF General Regulation and Article 5 of the AMF Instruction No. 2006-07 of July 25, 2006, by Nokia Corporation, a company organized and existing under the laws of Finland, registered in the Finnish Trade Register under number 0112038-9, with registered office at Karaportti 3, FI-02610 Espoo, Finland (“Nokia” or the “Offeror”), whose shares are admitted to trading on Nasdaq OMX Helsinki Ltd. (“Nasdaq Helsinki”) and on Compartment A of the regulated market of Euronext Paris (“Euronext Paris”) under ISIN code FI0009000681, and, in the form of American Depositary Shares (“ADSs”), on the New York Stock Exchange (“NYSE”), in the context of its public buy-out offer (the “Public Buy-Out Offer”) immediately followed by a squeeze-out procedure (the “Squeeze-Out”, and together with the Public Buy-Out Offer, the “Offer”), pursuant to which the Offeror irrevocably proposes to the shareholders and holders of OCEANES of Alcatel Lucent, a public limited company (société anonyme) with a share capital of 176 984 003.80 euros as of September 16, 2016, divided into 3 539 680 076 shares with a nominal value of 0.05 euro each, having its registered office at 148/152 route de la Reine, 92100 Boulogne-Billancourt, France, registered in the Nanterre Trade and Companies Register under number 542 019 096 (“Alcatel Lucent” or the “Company”), to purchase in accordance with the conditions described in the Joint Offer Document:

•	all shares of the Company listed on Euronext Paris (Compartment A) under ISIN code FR0000130007, symbol “ALU” (the “Shares”) at the unit price of 3.50 euros;

•	all 2019 OCEANEs (as defined in Section 2.4.1 of the Joint Offer Document) of the Company listed on Euronext Paris under ISIN code FR0011948306, symbol “YALU1”, at the unit price of 4.51 euros;

•	all 2020 OCEANEs (as defined in Section 2.4.1 of the Joint Offer Document) of the Company listed on Euronext Paris under ISIN code FR0011948314, symbol “YALU2”, at the unit price of 4.50 euros.

The 2019 OCEANEs and the 2020 OCEANEs are collectively referred to as the “OCEANEs” and, together with the Shares, the “Securities”.

As of the date of the Joint Offer Document, Nokia directly holds 3 373 845 309 Shares representing 95.31% of the share capital and 95.24% of the voting rights of Alcatel Lucent on the basis of a total number of 3 539 680 076 Shares and 3 542 340 317 voting rights of Alcatel Lucent calculated pursuant to Article 223-11 of the AMF General Regulation, as well as 82 608 794 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.14% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all Shares not held by the Offeror :

•

which are already issued (including 322 608 Performance Shares vested following the acceleration decided following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016, which are subject to a holding period and not covered by a liquidity agreement), being, to the knowledge of the Offeror at the date of the Joint Offer Document, 165 834 767 Shares, representing 4.69% of the share capital and 4.76% of the theoretical voting rights of the Company;

•

which may be issued before the expiration date of the Public Buy-Out Offer following the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of the Joint Offer Document, a maximum number of 11 731 972 Shares);

the sum of the foregoing being equal to, to the knowledge of the Offeror at the date of the Joint Offer Document, a maximum number of 177 566 739 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the Joint Offer Document, 6 739 521 of the 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the Joint Offer Document, 4 992 451 of the 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of the Joint Offer Document) which remain unvested at the expiration date of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the expiration date of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions. These Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company, except for the Stock Options and unvested Performance Shares which are covered by a liquidity agreement (see Section 2.4.4 of the Joint Offer Document).

In the Squeeze-Out, the Shares and OCEANEs not then held by Nokia will be transferred to Nokia in exchange for a compensation which will be the same as the unit price of the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (each net of all costs).

In accordance with the provisions of Article 231-13 of the AMF General Regulation, Société Générale, as presenting bank of the Offer, guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

2.	GENERAL INFORMATION ON NOKIA

2.1	GENERAL INFORMATION ON NOKIA

2.1.1	Company name

The legal and commercial name of the Offeror is Nokia Oyj. In addition, legal and commercial names of the Offeror are, in English, Nokia Corporation, and, in Swedish, Nokia Abp.

2.1.2	Domicile

Nokia’s registered office and its principal executive office is Karaportti 3, FI-02610 Espoo, Finland.

2.1.3	Legal form and nationality

Nokia is a public limited liability company (société anonyme/osakeyhtiö) incorporated in Finland and operating under Finnish law.

2.1.4	Registered office and term

Nokia was established in 1865 and is registered with the Finnish Trade Register under the business identity code 0112038-9.

2.1.5	Corporate purpose

The corporate purpose of Nokia is to research, develop, manufacture, market, sell and deliver products, software and services in a wide range of consumer and business-to-business markets. These products, software and services relate to, among others, network infrastructure for telecommunication operators and other enterprises, the internet of things, human health and well-being, multi-media, big data and analytics, mobile devices and consumer wearables and other electronics. The company may also create, acquire and license intellectual property and software as well as engage in other industrial and commercial operations, including securities trading and other investment activities. The company may carry on its business operations directly, through subsidiary companies, affiliate company and joint ventures.

2.1.6	Financial year

Nokia’s financial year begins on January 1 and ends on December 31.

2.2	General information regarding the equity capital of Nokia

2.2.1	Share capital

As of the date of September 2, 2016, the share capital of the Offeror is comprised of 5 835 673 762 shares of the same class, of which 63 565 063 are treasury shares held by Nokia and its subsidiaries.

2.2.2	Voting rights, rights and obligations attached to the shares

Each Nokia share entitles the holder to one vote at a general meeting of shareholders of Nokia. There are no voting restrictions relating to the shares.

All Nokia shares carry equal rights to dividends and other distributions by Nokia (including distributions of assets in the event of the liquidation of the company). Nokia shares have been issued according to Finnish legislation and are included in the book-entry system of securities maintained by Euroclear Finland Ltd.

2.2.3	Ownership of the share capital – controlling shareholder

The following table presents, as of June 30, 2016, the breakdown of share capital and voting rights of the 10 largest shareholders of Nokia that are registered in Finland and that appear on Nokia’s shareholder register maintained by Euroclear Finland Ltd.:

Shareholders(1)	Number of shares	% of the total number of shares	% of voting rights(2)
1. Keskinäinen Työeläkevakuutusyhtiö Varma	78 722 106	1.35%	1.35%
2. Nokia Corporation	52 507 889	0.90%	—
3. Keskinäinen Eläkevakuutusyhtiö Ilmarinen	43 543 982	0.75%	0.75%
4. Schweizerische Nationalbank	37 975 328	0.65%	0.65%
5. Valtion Eläkerahasto	33 000 000	0.57%	0.57%
6. Folketrygdfondet	18 388 710	0.32%	0.32%
7. Keskinäinen Työeläkevakuutusyhtiö Elo	15 500 000	0.27%	0.27%
8. Svenska Litteratursällskapet I	14 345 380	0.25%	0.25%
9. Lival Oy Ab	13 326 036	0.23%	0.23%
10. Sijoitusrahasto Nordea Suomi	11 494 000	0.20%	0.20%
Shares held by Nokia’s subsidiaries	11 458 661	0.20%	—
Other	5 463 788 249	93.6%	93.6%

Total	5 835 536 262	100%	100%

(1)

Nokia only has data on the number of shares held by shareholders registered in Finland and the shareholders who have reported their holding to Nokia in accordance with Chapter 9, Section 5 of the Finnish Securities Market Act.

(2)	Shares held by Nokia and its subsidiaries are not included in calculating voting rights.

Pursuant to the notification of Nokia under Chapter 9, Section 10 of the Finnish Securities Market Act on November 30, 2015, the holding of BlackRock, Inc. in Nokia amounted to a total of 287 009 903 shares, which at that time corresponded to approximatively 7.21% of the issued and outstanding shares and voting rights of Nokia. To Nokia’s knowledge, no other shareholder holds more than 5% of the issued and outstanding shares or voting rights of Nokia.

Nokia is not aware of any shareholder having a controlling interest, as referred to in Chapter 2, Section 4 of the Finnish Securities Market Act, in Nokia.

2.2.4	Securities/rights giving access to share capital

As of the date of this document, the Offeror has not issued any financial instruments or rights that could give access to share capital or voting rights in the Offeror, either immediately or in the future, other than the Offeror’s shares and, as of September 2, 2016, 2 005 969 stock options.

2.2.5	Listing of the shares of Nokia

Nokia shares are admitted to trading on Nasdaq Helsinki and on Euronext Paris under symbol “NOKIA”, and, in the form of ADSs, on the NYSE under symbol “NOK”.

3.	MANAGEMENT AND STATUTORY AUDITORS OF THE OFFEROR

3.1	CORPORATE AND MANAGEMENT BODIES OF NOKIA

Nokia’s board of directors consists of eight members. The members of the board of directors of Nokia who were previously directors of Alcatel Lucent are Louis R. Hughes, Jean C. Monty and Olivier Piou, and Mr. Piou serving as vice chairman of the Nokia board of directors.

As of the date of this document, the board of directors of Nokia, for a term ending at the close of the Annual General Meeting in 2017, is comprised of the following members:

•	Risto Siilasmaa (chairman);

•	Olivier Piou (vice chairman);

•	Bruce Brown;

•	Louis R. Hughes;

•	Jean C. Monty;

•	Elisabeth Nelson;

•	Carla Smits-Nusteling; and

•	Kari Stadigh.

Effective from September 1, 2016, the Nokia Group Leadership Team, led by Rajeev Suri, is comprised of the following twelve members (the President and Chief Executive Officer, four business group leaders and seven unit leaders):

•	Rajeev Suri, President and Chief Executive Officer;

•	Samih Elhage, President of Mobile Networks;

•	Federico Guillén, President of Fixed Networks;

•	Basil Alwan, President of IP/Optical Networks;

•	Bhaskar Gorti, President of Applications & Analytics;

•	Timo Ihamuotila, Chief Financial Officer;

•	Hans-Jürgen Bill, Chief Human Resources Officer;

•	Kathrin Buvac, Chief Strategy Officer;

•	Ashish Chowdhary, Chief Customer Operations Officer;

•	Barry French, Chief Marketing Officer;

•	Marc Rouanne, Chief Innovation & Operating Officer; and

•	Maria Varsellona, Chief Legal Officer.

Ramzi Haidamus, former President of Nokia Technologies and member of the Nokia Group Leadership Team, stepped down from the Nokia Group Leadership Team effective from September 1, 2016. Brad Rodriguez, currently head of strategy and business development in Nokia Technologies, assumed the role of acting President of Nokia Technologies, while the company search for a permanent successor is on-going.

3.2	STATUTORY AUDITORS

The Offeror’s auditor is elected annually by Nokia’s shareholders at the Annual General Meeting. The Audit Committee of the Board prepares the proposal to the shareholders in respect of the appointment of the auditor based upon its evaluation of the qualifications and independence of the auditor to be proposed for election or re-election on an annual basis. PricewaterhouseCoopers Oy was re-elected as Nokia’s auditor for the fiscal year 2016 at the Annual General Meeting on June 16, 2016. PricewaterhouseCoopers Oy has also served as Nokia’s independent auditor for each of the fiscal years in the three-year period ended December 31, 2015.

4.	SUBSIDIARIES AND AFFILIATES

Nokia is the parent company of the Nokia Group. Nokia’s significant subsidiaries held as of June 30, 2016 were:

Company	Country of incorporation and place of business
Nokia Solutions and Networks B.V.	The Hague, Netherlands
Nokia Solutions and Networks Oy	Helsinki, Finland
Nokia Solutions and Networks US LLC	Delaware, USA
Nokia Solutions and Networks India Private Limited	New Delhi, India
Nokia Solutions and Networks System Technology (Beijing) Co., Ltd.	Beijing, China
Nokia Solutions and Networks Japan Corp.	Tokio, Japan
Nokia Solutions and Networks Branch Operations Oy	Helsinki, Finland
Nokia Solutions and Networks Taiwan Co., Ltd.	Taipei, Taiwan
Nokia Finance International B.V.	Haarlem, Netherlands
Nokia Technologies Oy	Helsinki, Finland
Alcatel-Lucent S.A.	France
Alcatel-Lucent Australia Limited	Australia
Alcatel-Lucent Bell NV	Belgium
Alcatel-Lucent Canada Inc.	Canada
Alcatel-Lucent Deutschland AG	Germany
Alcatel-Lucent España S.A.	Spain
Alcatel-Lucent International	France
Alcatel-Lucent Italia S.p.A.	Italy
Alcatel-Lucent Mexico S.A. de C.V.	Mexico
Alcatel-Lucent Shanghai Bell Co., Ltd [1]	China
Alcatel-Lucent Submarine Networks	France
Alcatel-Lucent Telecom Limited	U.K.
Alcatel-Lucent USA Inc.	U.S.A.
Alcatel-Lucent Holdings Inc.	U.S.A.
Alcatel-Lucent Participations	France
Florelec	France
Electro Banque	France
Electro Ré	Luxemburg

[1]	Entity fully controlled by the Group holding 50% plus one share.

5.	DESCRIPTION OF NOKIA’S ACTIVITIES

5.1	MAIN ACTIVITIES

Nokia is currently focused on two businesses areas: network infrastructure software, hardware and services, which is operated through Nokia’s Networks business; and advanced technology development and licensing, which is operated through Nokia Technologies.

5.1.1	Nokia’s Networks business

Nokia’s Networks business is a leading vendor in the mobile infrastructure market, providing a broad range of different products, from the hardware components of networks used by network operators to software solutions supporting the efficient operation of networks, as well as services to plan, optimize, implement, run and upgrade mobile operators’ networks.

Following Nokia’s successful public exchange offer on Alcatel Lucent securities, Nokia’s Networks business is conducted through four business groups: Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. These business groups provide an end-to-end portfolio of products, software and services to enable the combined company to deliver the next generation of leading networks solutions and services to customers.

Mobile Networks delivers end-to-end mobile broadband products and services that help customers adapt to meet the ever-increasing demand for content and connectivity; scale with efficiency; and deliver a high quality and reliable mobile broadband experience.

Fixed Networks brings extreme efficiency to network transformation with an end-to-end ultra-broadband solution, combining copper and fiber access products to deploy fiber to the most economical point.

IP/Optical Networks drives technology leadership to build dependable, large-scale yet flexible network infrastructures for service providers and web-scale enterprises, bringing together IP Routing, Optical Transport and IP Video, with the software and services to manage them.

Applications & Analytics deploys sophisticated, yet intuitive software platforms to optimize, secure and control the quality of network performance to ensure a consistent experience for end-users while maximizing network efficiency and creating new opportunities for service innovation.

5.1.2	Nokia Technologies

Nokia Technologies develops and licenses cutting-edge innovations that are powering the next revolution in computing and mobility. Nokia Technologies is a leading innovator of the core technologies enabling the Programmable World, where everything and everyone will be connected. Nokia Technologies is expanding Nokia’s successful patent licensing program and licensing proprietary technologies to enable its customers to build better products.

5.2	EXCEPTIONAL EVENTS AND MATERIAL LITIGATION

To the best of the Offeror’s knowledge, there are no exceptional events or significant disputes likely to adversely affect its activity, results, financial position or assets.

5.3	EMPLOYEES

Nokia has a global presence, with operations and research and development facilities in Europe, North America and Asia, as well as sales in approximately 140 countries. Nokia employs approximately 103 392 people (including around 48 668 employees of Alcatel Lucent and its subsidiaries).

6.	INFORMATION ON THE ACCOUNTING AND FINANCIAL POSITION OF THE OFFEROR

6.1	SELECTED FINANCIAL INFORMATION

The financial information listed below for financial years ended on December 31, 2013, December 31, 2014 and, December 31, 2015 should be read in conjunction with the consolidated financial statements and corresponding notes presented in the annual reports on the relevant financial years. The financial information listed below for the six-month period ended on June 30, 2016 should be read in conjunction with the consolidated financial statements presented in the half-year report of Nokia. Beginning from the first quarter 2016, Nokia results include those of Alcatel-Lucent on a consolidated basis. Accordingly, Nokia results beginning from the first quarter 2016 are not directly comparable to prior period Nokia results.

in EUR million	Year ended December 31			Six months ended June 30, 2016
	2015	2014	2013
Data relating to transactions
Net Sales	12 499	11 762	11 795	11 082
Operating profit/(loss) from continuing operations	1 688	1 412	672	(1 472)
Profit/(loss) from continuing operations	1 194	2 718	128	(1 338)
Profit/(loss) from discontinued operations	1 274	758	(867)	17
Earnings per share (for profit/(loss) attributable to the equity holders of the parent)
Basic earnings per share	0.67	0.94	(0.17)	(0.21)
Diluted earnings per share	0.63	0.85	(0.17)	(0.21)
Balance Sheet data
Cash and cash equivalents	6 995	5 170	7 633	8 449
Total assets	20 926	21 063	25 191	45 761
Equity	10 524	8 669	6 660	20 223
Non-current liabilities	4 011	5 106	4 353	11 545
Current liabilities	6 391	7 288	14 178	13 992
Total liabilities	10 402	12 394	18 531	25 537
Share price at end of period	6.60	6.56	5.82	5.11
Average number of employees	56 690	51 499	53 436	103 392

The audited consolidated accounts of the Offeror as of December 31, 2015 (excluding notes) are included in Annex A of this document and the unaudited consolidated accounts of the Offeror as of June 30, 2016 (excluding notes) are included in Annex B of this document. The audited consolidated accounts as of December 31, 2015 and the unaudited consolidated accounts as of June 30, 2016 of the Offeror, in their full versions, as well as the related statutory accountants’ reports are available on the website of Nokia (www.nokia.com).

7.	PERSONS RESPONSIBLE FOR THIS DOCUMENT

“We hereby certify that this document, which has been filed with the Autorité des marchés financiers on September 20, 2016 and which will be made available at the latest on the trading day preceding the day of the opening of the public buy-out offer, includes all of the information required by Article 231-28 of the general regulation of the Autorité des marchés financiers and by its Instruction No. 2006-07 of July 25, 2006 (as amended), in the context of the public buy-out offer followed by a squeeze-out initiated by Nokia Corporation relating to the shares and OCEANEs of Alcatel Lucent S.A. To the best of our knowledge, this information conforms to reality and does not contain any omission likely to affect its import”.

Nokia Corporation

Rajeev Suri

President and Chief Executive Officer

and

Timo Ihamuotila

Chief Financial Officer

ANNEXE A

AUDITED CONSOLIDATED ACCOUNTS OF NOKIA AS OF DECEMBER 31, 2015

(EXCLUDING NOTES)

•	CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At December 31	Notes	2015 EURm	2014 EURm
ASSETS
Non-current assets
Goodwill	10, 16	237	2 563
Other intangible assets	16	323	350
Property, plant and equipment	17	695	716
Investments in associated companies and joint ventures	18	84	51
Available-for-sale investments	19	1 004	828
Deferred tax assets	14	2 634	2 720
Long-term loans receivable	19, 35	49	34
Prepaid pension costs	8	25	30
Other non-current assets		51	47

		5 102	7 339

Current assets
Inventories	21	1 014	1 275
Accounts receivable, net of allowances for doubtful accounts	19, 22, 35	3 913	3 430
Prepaid expenses and accrued income	23	749	913
Current income tax assets		171	124
Current portion of long-term loans receivable	19, 35	21	1
Other financial assets	19, 20, 35	107	266
Investments at fair value through profit and loss, liquid assets	19, 35	687	418
Available-for-sale investments, liquid assets	19, 35	2 167	2 127
Cash and cash equivalents	19, 35	6 995	5 170

		15 824	13 724

Total assets		20 926	21 063

SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital and reserves attributable to equity holders of the parent
Share capital	24	246	246
Share issue premium		380	439
Treasury shares at cost		(718)	(988)
Translation differences	26	292	1 099
Fair value and other reserves	27	204	22
Reserve for invested non-restricted equity		3 820	3 083
Retained earnings		6 279	4 710

		10 503	8 611
Non-controlling interests		21	58

Total equity		10 524	8 669

Non-current liabilities
Long-term interest-bearing liabilities	19, 35	2 023	2 576
Deferred tax liabilities	14	61	32
Defined benefit pension liabilities	8	423	530
Deferred revenue and other long-term liabilities	19, 29	1 254	1 667
Provisions	28	250	301

		4 011	5 106

Current liabilities
Current portion of long-term interest-bearing liabilities	19, 35	1	1
Short-term borrowings	19, 35	50	115
Other financial liabilities	19, 20, 35	114	174
Current income tax liabilities		446	481
Accounts payable	19, 35	1 910	2 313
Accrued expenses, deferred revenue and other liabilities	29	3 395	3 632
Provisions	28	475	572

		6 391	7 288

Total liabilities		10 402	12 394

Total shareholders’ equity and liabilities		20 926	21 063

•	CONSOLIDATED INCOME STATEMENT

For the year ended December 31	Notes	2015 EURm	2014 EURm	2013 EURm
Net sales	2, 5	12 499	11 762	11 795
Cost of sales	6	(7 046)	(6 855)	(7 157)

Gross profit		5 453	4 907	4 638
Research and development expenses	6	(2 126)	(1 948)	(1 970)
Selling, general and administrative expenses	6	(1 652)	(1 453)	(1 483)
Other income	11	236	135	272
Other expenses	11	(223)	(229)	(785)

Operating profit		1 688	1 412	672
Share of results of associated companies and joint ventures	18	29	(12)	4
Financial income and expenses	12	(177)	(401)	(277)

Profit before tax		1 540	999	399
Income tax (expense)/benefit	13	(346)	1 719	(271)

Profit for the year from Continuing operations		1 194	2 718	128

Attributable to:
Equity holders of the parent		1 192	2 710	273
Non-controlling interests		2	8	(145)

Profit for the year from Continuing operations		1 194	2 718	128

Profit/(loss) for the year from Discontinued operations attributable to:
Equity holders of the parent		1 274	752	(888)
Non-controlling interests		—	6	21

Profit/(loss) for the year from Discontinued operations	3	1 274	758	(867)

Profit/(loss) for the year attributable to:
Equity holders of the parent		2 466	3 462	(615)
Non-controlling interests		2	14	(124)

Profit/(loss) for the year		2 468	3 476	(739)

Earnings per share attributable to equity holders of the parent		EUR	EUR	EUR
Basic earnings per share
Continuing operations		0.32	0.73	0.07
Discontinued operations		0.35	0.20	(0.24)
Profit/(loss) for the year		0.67	0.94	(0.17)

Diluted earnings per share
Continuing operations		0.31	0.67	0.07
Discontinued operations		0.32	0.18	(0.24)
Profit/(loss) for the year		0.63	0.85	(0.17)

Average number of shares		000s shares	000s shares	000s shares
Basic
Continuing operations		3 670 934	3 698 723	3 712 079
Discontinued operations		3 670 934	3 698 723	3 712 079
Profit/(loss) for the year		3 670 934	3 698 723	3 712 079

Diluted
Continuing operations		3 949 312	4 131 602	3 733 364
Discontinued operations		3 949 312	4 131 602	3 712 079
Profit/(loss) for the year		3 949 312	4 131 602	3 712 079

•	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended December 31	Notes	2015 EURm	2014 EURm	2013 EURm
Profit/(loss) for the year		2 468	3 476	(739)
Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurements on defined benefit plans	8	112	(275)	83
Income tax related to items that will not be reclassified to profit or loss		(28)	96	(3)
Items that may be reclassified subsequently to profit or loss:
Translation differences	26	(1 054)	820	(496)
Net investment hedges	26	322	(167)	114
Cash flow hedges	27	(5)	(30)	3
Available-for-sale investments	27	113	106	49
Other increase, net		2	40	5
Income tax related to items that may be reclassified subsequently to profit or loss	26, 27	(88)	16	1

Other comprehensive (expense)/income, net of tax		(626)	606	(244)

Total comprehensive income/(expense) for the year		1 842	4 082	(983)

Attributable to:
Equity holders of the parent		1 837	4 061	(863)
Non-controlling interests		5	21	(120)

Total comprehensive income/(expense) for the year		1 842	4 082	(983)

Attributable to equity holders of the parent:
Continuing operations		1 513	2 350	55
Discontinued operations		324	1 711	(918)

Total attributable to equity holders of the parent		1 837	4 061	(863)

Attributable to non-controlling interests:
Continuing operations		5	16	(139)
Discontinued operations		—	5	19

Total attributable to non-controlling interests		5	21	(120)

•	CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31	Notes	2015 EURm	2014 EURm	2013 EURm
Cash flow from operating activities
Profit/(loss) for the year		2 468	3 476	(739)
Adjustments, total	32	(261)	(2 262)	1 913
Change in net working capital	32	(998)	1 153	(945)

Cash from operations		1 209	2 367	229
Interest received		62	45	92
Interest paid		(99)	(336)	(208) (165)
Other financial income and expenses, net (paid)/received		(375)	345	(636)
Income taxes, net paid		(290)	(386)

Net cash from operating activities		507	1 275	72

Cash flow from investing activities
Acquisition of businesses, net of acquired cash		(98)	(175)	—
Purchase of current available-for-sale investments, liquid assets		(3 133)	(2 977)	(1 021)
Purchase of investments at fair value through profit and loss, liquid assets		(311)	—	—
Purchase of non-current available-for-sale investments (Payment		(88)	(73)	(53)
of)/proceeds from other long-term loans receivable (Payment		(2)	7	(1)
of)/proceeds from short-term loans receivable Purchases of property,		(17)	20	4
plant and equipment, and intangible assets		(314)	(311)	(407)
Proceeds from/(payment for) disposal of businesses, net of disposed cash(1)		2 586	2 508	(63)
Proceeds from disposal/(purchase) of shares in associated companies Proceeds		—	7	(8)
from maturities and sale of investments, liquid assets		3 074	1 774	586
Proceeds from maturities and sale of investments at fair value through profit and loss, liquid assets		48	—	—
Proceeds from sale of non-current available-for-sale investments		149	62	129
Proceeds from sale of property, plant and equipment and intangible assets		—	44	138
Dividends received		2	—	5

Net cash from/(used in) investing activities		1 896	886	(691)

Cash flow from financing activities
Purchase of treasury shares		(173)	(427)	—
Purchase of a subsidiary’s equity instruments		(52)	(45)	(1 707)
Proceeds from long-term borrowings		232	79	2 291
Repayment of long-term borrowings Repayment		(24)	(2 749)	(862)
of short-term borrowings		(55)	(42)	(128)
Dividends paid and other contributions to shareholders		(512)	(1 392)	(71)

Net cash used in financing activities		(584)	(4 576)	(477)

Foreign exchange adjustment		6	(48)	(223)

Net increase/(decrease) in cash and cash equivalents		1 825	(2 463)	(1 319)

Cash and cash equivalents at beginning of year		5 170	7 633	8 952
Cash and cash equivalents at end of year		6 995	5 170	7 633

(1)	In 2014, proceeds from the Sale of the D&S Business are presented net of the amount of principal and accrued interest on the repaid convertible bonds.

The consolidated statement of cash flows combines cash flows from both the Continuing and the Discontinued operations. Refer to Note 3, Disposals treated as Discontinued operations.

The amounts in the consolidated statement of cash flows cannot be directly traced from the statement of financial position without additional information on the acquisitions and disposals of subsidiaries and the net foreign exchange differences arising on consolidation.

The notes are an integral part of these consolidated financial statements.

ANNEXE B

UNAUDITED CONSOLIDATED ACCOUNTS OF NOKIA AS OF JUNE 30, 2016

(EXCLUDING NOTES)

•	CONSOLIDATED STATEMENT OF FINANCIAL POSITION, REPORTED (CONDENSED, UNAUDITED)

EUR million	June 30, 2016	June 30, 2015	December 31, 2015
ASSETS
Goodwill	5 407	2 783	237
Other intangible assets	5 668	341	323
Property, plant and equipment	1 964	786	695
Investments in associated companies and joint ventures	100	69	84
Available-for-sale investments (note 10)	1 055	1 018	1 004
Deferred tax assets (note 9)	5 480	2 721	2 634
Other non-current financial assets (note 10)	178	48	49
Defined benefit pension assets (note 8)	3 090	29	25
Other non-current assets	319	43	51

Non-current assets	23 261	7 837	5 102

Inventories	2 828	1 368	1 014
Accounts receivable, net of allowances
for doubtful accounts (note 10)	6 622	3 602	3 913
Prepaid expenses and accrued income	1 466	944	749
Social security, VAT and other indirect taxes	670	268	258
Divestment related receivables	130	164	160
Other	665	511	331
Current income tax assets	299	200	171
Other financial assets (note 10)	244	123	128
Investments at fair value through profit	747	570	687
and loss, liquid assets (note 10)
Available-for-sale investments, liquid assets (note 10)	1 791	2 065	2 167
Cash and cash equivalents (note 10)	8 449	3 983	6 995

Current assets	22 447	12 855	15 824

Assets held for sale	53	0	0
Total assets	45 761	20 693	20 926

The notes are an integral part of these consolidated financial statements. Beginning from the first quarter 2016, Nokia results include those of Alcatel-Lucent on a consolidated basis. Accordingly, Nokia results beginning from the first quarter 2016 are not directly comparable to prior period Nokia standalone results.

	June 30, 2016	June 30, 2015	December 31, 2015
SHAREHOLDERS' EQUITY AND LIABILITIES
Share capital	246	246	246
Share issue premium	381	401	380
Treasury shares at cost	(704)	(731)	(718)
Translation differences	(17)	1 395	292
Fair value and other reserves	(181)	168	204
Reserve for invested non-restricted equity	15 771	3 081	3 820
Retained earnings	3 468	4 359	6 279

Capital and reserves attributable to equity holders of the parent	18 964	8 919	10 502
Non-controlling interests	1 259	59	21

Total equity	20 223	8 979	10 523

Long-term interest-bearing liabilities (notes 10, 14)	3 593	2 685	2 023
Deferred tax liabilities (note 9)	553	75	62
Defined benefit pension and post- retirement liabilities (note 8)	5 410	426	423
Deferred revenue and other long-term liabilities	1 458	1 575	1 254
Advance payments and deferred revenue	1 157	1 479	1 235
Other (note 10)	301	96	20
Provisions (note 11)	531	259	250

Non-current liabilities	11 545	5 019	4 011

Short-term interest bearing liabilities (notes 10, 14)	317	103	51
Other financial liabilities (note 10)	296	122	113
Current income tax liabilities	463	484	446
Accounts payable (note 10)	3 492	1 919	1 910
Accrued expenses, deferred revenue and other liabilities	7 822	3 560	3 395
Advance payments and deferred revenue	3 230	2 072	1 857
Salaries, wages and social charges	1 364	750	891
Other	3 228	737	647
Provisions (note 11)	1 601	507	476

Current liabilities	13 992	6 695	6 391

Total shareholders' equity and liabilities	45 761	20 693	20 926

Interest-bearing liabilities, EUR million	3 910	2 788	2 074
Shareholders' equity per share, EUR	3.29	2.46	2.67
Number of shares (1 000 shares, shares	5 771	3 624
owned by Group companies are excluded)	570	012	3 939 195

•	CONSOLIDATED INCOME STATEMENT (CONDENSED, UNAUDITED)

EUR million	Reported Q2’16	Reported Q2’15	Reported Q1’16	Reported Q1-Q2’16	Reported Q1-Q2’15
Net sales (notes 2, 3, 4)	5 583	2 919	5 499	11 082	5 854
Cost of sales	(3 555)	(1 575)	(3 945)	(7 500)	(3 326)

Gross profit (notes 2, 3)	2 028	1 343	1 554	3 582	2 527
Research and development expenses	(1 211)	(516)	(1 238)	(2 449)	(1 059)
Selling, general and administrative expenses	(934)	(448)	(988)	(1 922)	(842)
Other income and expenses (note 10)	(643)	114	(40)	(683)	95

Operating (loss)/profit (notes 2, 3)	(760)	493	(712)	(1 472)	721
Share of results of associated companies and joint ventures (note 13)	2	(5)	2	4	14
Financial income and expenses (note 10)	(32)	(29)	(103)	(135)	(57)

(Loss)/profit before tax (note 2)	(791)	459	(813)	(1 604)	678
Income tax benefit/(expense) (note 9)	65	(121)	200	265	(171)

(Loss)/profit from continuing operations (note 2)	(726)	338	(613)	(1 338)	507

(Loss)/profit attributable to equity holders of the parent	(667)	336	(528)	(1 195)	505
Non-controlling interests	(58)	2	(85)	(143)	2
Profit from discontinued operations (note 7)	2	10	15	17	18

Profit attributable to equity holders of the parent	2	10	15	17	19
Non-controlling interests	0	0	0	0	0
(Loss)/profit for the period	(723)	348	(598)	(1 321)	526

(Loss)/profit attributable to equity holders of the parent	(665)	347	(513)	(1 178)	524
Non-controlling interests	(58)	2	(85)	(143)	2
Earnings per share, EUR (for profit/(loss) attributable to the equity holders of the parent)
Basic earnings per share
Continuing operations	(0.12)	0.09	(0.09)	(0.21)	0.14
Discontinued operations	0.00	0.00	0.00	0.00	0.01
(Loss)/profit for the period	(0.12)	0.10	(0.09)	(0.21)	0.14
Diluted earnings per share
Continuing operations	(0.12)	0.09	(0.09)	(0.21)	0.13
Discontinued operations	0.00	0.00	0.00	0.00	0.00
(Loss)/profit for the period	(0.12)	0.09	(0.09)	(0.21)	0.14
Average number of shares (’000 shares)
Basic
Continuing operations	5 746 107	3 623 987	5 649 844	5 697 975	3 631 929
Discontinued operations	5 746 107	3 623 987	5 649 844	5 697 975	3 631 929
(Loss)/profit for the period	5 746 107	3 623 987	5 649 844	5 697 975	3 631 929
Diluted
Continuing operations	5 771 511	3 945 989	5 668 917	5 715 563	3 952 185
Discontinued operations	5 771 511	3 945 989	5 668 917	5 715 563	3 952 185
(Loss)/profit for the period	5 771 511	3 945 989	5 668 917	5 715 563	3 952 185
Interest expense, net of tax, on convertible bonds	0	(11)	0	0	(22)
From continuing operations:
Depreciation and amortization (notes 2, 3)	(411)	(71)	(406)	(817)	(139)
Share-based payment (note 2)	29	15	20	49	29

This table only shows reported results, excluding Non-IFRS results. The consolidated income statement of Nokia as of June 30, 2016 is available in its full version on the website of Nokia (www.nokia.com).

The notes are an integral part of these consolidated financial statements. Beginning from the first quarter 2016, Nokia results include those of Alcatel-Lucent on a consolidated basis. Accordingly, Nokia results beginning from the first quarter 2016 are not directly comparable to prior period Nokia standalone results.

•	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (CONDENSED, UNAUDITED)

EUR million	Reported Q2’16	Reported Q2’15	Reported Q1’16	Reported Q1-Q2’16	Reported Q1-Q2’15
(Loss)/Profit for the period	(723)	348	(598)	(1 321)	526

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurements on defined benefit pensions	92	167	(465)	(373)	104
Income tax related to items that will not be reclassified to profit or loss	(59)	(48)	159	100	(29)
Items that may be reclassified subsequently to profit or loss:
Translation differences	313	(264)	(679)	(366)	427
Net investment hedges	(28)	77	47	19	(161)
Cash flow hedges	(39)	83	23	(16)	3
Available-for-sale investments (note 10)	(48)	(86)	(61)	(109)	71
Other (decrease)/increase, net	(2)	3	1	(1)	2
Income tax related to items that may be reclassified subsequently to profit or loss	16	(30)	(11)	5	31

Other comprehensive income/(expense), net of tax	245	(98)	(986)	(741)	448

Total comprehensive (expense)/income	(478)	250	(1 584)	(2 062)	974

Attributable to:
Equity holders of the parent	(445)	251	(1 414)	(1 859)	968
Non-controlling interests	(33)	(1)	(170)	(203)	6

	(478)	250	(1 584)	(2 062)	974
Attributable to equity holders of the parent:
Continuing operations	(447)	358	(1 429)	(1 876)	750
Discontinued operations (note 7)	2	(107)	15	17	218

	(445)	251	(1 414)	(1 859)	968

Attributable to non-controlling interest:
Continuing operations	(33)	(1)	(170)	(203)	6
Discontinued operations (note 7)	0	0	0	0	0

	(33)	(1)	(170)	(203)	6

The notes are an integral part of these consolidated financial statements. Beginning from the first quarter 2016, Nokia results include those of Alcatel-Lucent on a consolidated basis. Accordingly, Nokia results beginning from the first quarter 2016 are not directly comparable to prior period Nokia standalone results.

•	CONSOLIDATED STATEMENT OF CASH FLOWS, REPORTED (CONDENSED, UNAUDITED)

EUR million	Q2’16	Q2’15	Q1’16	Q1-Q2’16	Q1-Q2’15
Cash flow from operating activities
(Loss)/profit for the period	(723)	348	(598)	(1 321)	526
Adjustments, total (note 15)	1 117	182	896	2 013	372
Change in net working capital (note 15)	(892)	(686)	(1 585)	(2 477)	(1 186)

Cash used in operations (note 15)	(498)	(156)	(1 287)	(1 785)	(288)
Interest received	34	20	21	55	38
Interest paid	(30)	(48)	(187)	(217)	(32)
Income taxes, net paid	(122)	(74)	(130)	(252)	(175)

Net cash used in operating activities	(616)	(258)	(1 583)	(2 199)	(457)

Cash flow from investing activities
Acquisition of businesses, including acquired cash	(179)	0	6 155	5 976	(47)
Purchase of current available-for-sale investments, liquid assets	(988)	(1 007)	(905)	(1 893)	(1 842)
Purchase of investments at fair value through profit and loss, liquid assets	0	(59)	0	0	(161)
Purchase of non-current available-for-sale investments	(25)	(26)	(11)	(36)	(46)
Proceeds from/(payment of) other long-term loans receivable	0	0	19	19	(1)
(Payment of)/proceeds from short-term loans receivable	(32)	(9)	(18)	(50)	14
Capital expenditures (note 15)	(104)	(88)	(83)	(187)	(158)
Proceeds from disposal of businesses, net of disposed cash	2	46	(24)	(22)	46
Proceeds from disposal of shares in associated companies	10	0	0	10	0
Proceeds from maturities and sale of current available-for-sale investments, liquid assets	1 627	1 112	971	2 598	1 893
Proceeds from maturities and sale of investments at fair value through profit and loss, liquid assets	0	0	5	5	0
Proceeds from sale of non-current available-for-sale investments	59	51	53	112	54
Proceeds from sale of property, plant and equipment and intangible assets	1	0	2	3	2
Dividends received	0	2	0	0	2

Net cash from/(used in) investing activities	371	22	6 164	6 535	(244)

Cash flow from financing activities
Proceeds from stock option exercises	(4)	0	8	4	0
Purchase of treasury shares	0	(9)	0	0	(173)
Purchase of a subsidiary’s equity instruments	(139)	(25)	0	(139)	(25)
Proceeds from long-term borrowings	0	(1)	0	0	203
Repayment of long-term borrowings	(603)	(22)	(1 922)	(2 525)	(23)
Proceeds from/(payment of) short-term borrowings	80	31	(233)	(153)	8
Dividends paid and other contributions to shareholders	0	(507)	0	0	(512)

Net cash used in financing activities	(666)	(533)	(2 147)	(2 813)	(522)

Foreign exchange adjustment	17	(37)	(86)	(69)	36

Net (decrease)/increase in cash and cash equivalents	(894)	(806)	2 348	1 454	(1 187)

Cash and cash equivalents at beginning of period	9 343	4 789	6 995	6 995	5 170
Cash and cash equivalents at end of period	8 449	3 983	9 343	8 449	3 983

Consolidated statement of cash flows combines cash flows from both the continuing and the discontinued operations. The figures in the consolidated statement of cash flows cannot be directly traced from the statement of financial position without additional information as a result of acquisitions and disposals of subsidiaries and net foreign exchange differences arising on consolidation.

The notes are an integral part of these consolidated financial statements.